Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-41905 and No. 333-68636) of National R.V. Holdings, Inc. of our report dated October 6, 2005, except for the restatement discussed in the second and sixth paragraphs of Note 2 (not presented herein) to the consolidated financial statements appearing under Item 8 of the Company’s 2004 Annual Report on Form 10-K/A, as to which the date is March 21, 2006 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Orange County, California
March 29, 2007